Consent of Independent Auditors

We consent to the incorporation by reference in this Current Report on Form 8-K/A of our report dated February 2, 2005 with respect to financial statements of Petrol Oil & Gas, Inc. included in the Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Weaver & Martin, LLC

Kansas City, Missouri

April 27, 2005